Exhibit 99.1

ADT Inc. 1501 Yamato Road Boca Raton, FL 33431 561.322.7235 www.adt.com

ADT REPORTS FOURTH QUARTER AND FULL YEAR 2017 RESULTS

Issues full year 2018 outlook and declares quarterly dividend
FY2017 Revenue and Adjusted EBITDA up 4% and 8% year-over-year, respectively
Significant improvement in customer retention and customer acquisition efficiency

FOURTH QUARTER AND FULL YEAR 2017 HIGHLIGHTS(1)

•	ADT reports record year driven by disciplined growth and focus on free cash flow, underpinned by renewed customer focus

•	Fourth quarter total revenue of $1,106 million, up 5%; full year revenue of $4,316 million, up 4%

•	Fourth quarter Adjusted EBITDA of $598 million, up 8%; full year Adjusted EBITDA of $2,353 million, up 8%

•	Fourth quarter operating cash flow of $330 million, up 40%; full year operating cash flow of $1,592 million, up 39%

•	Fourth quarter free cash flow before special items of $22 million, up from negative $42 million; full year free cash flow before special items of $403 million, up 22%

•	Trailing twelve-month gross customer revenue attrition of 13.7%, an improvement of 110 basis points

•	Year-end U.S. Federal Net Operating Loss carryforward balance of $3.7 billion, providing substantial tax shield against future profits

•	Declares first quarterly cash dividend of $0.035 per share

BOCA RATON, FL – March 15, 2018 – ADT Inc. (NYSE: ADT) today reported the results for its fourth quarter and full year 2017. The Company also provided guidance for 2018 and declared a quarterly cash dividend of $0.035 per share.

“Our fourth quarter results reflect a very strong finish to 2017. We grew revenue, EBITDA, and cash flow year-over-year, and we also meaningfully reduced customer attrition while improving customer acquisition efficiency. Following our initial public offering, we are excited about the future of ADT and our ability to drive significant cash flow growth as we continue to execute against our strategic objectives,” said Tim Whall, ADT’s Chief Executive Officer.

FOURTH QUARTER 2017 RESULTS
The Company reported total revenue of $1,106 million, net income of $638 million, and Adjusted EBITDA of $598 million for the fourth quarter of 2017.

Total revenue, which includes revenue generated from monitoring and related services (“M&S revenue”), installation and other revenue, was $1,106 million, up 5% over the prior year period. M&S revenue, which made up approximately 92% of total revenue in the quarter, was $1,012 million, up 2% over the same period last year. The growth in M&S revenue was driven by improvements in customer revenue attrition and higher average price. The remaining increase in total revenue was driven by higher outright sales and incremental amortization of deferred installation revenue.

Adjusted EBITDA in the fourth quarter totaled $598 million, an 8% increase over the prior year period. Growth in fourth quarter Adjusted EBITDA was driven by the higher M&S revenue, lower net expense associated with subscriber acquisition costs (“SAC”), and efficiency improvements in operating costs, partially offset by investments in customer service improvements.

The Company reported net income of $638 million, up from negative $85 million last year, and diluted earnings per share of $0.99 versus $(0.13) in the prior year. Excluding special items, diluted earnings per share was $(0.06) versus $(0.07) in the same period last year. The net income results include a $690 million tax benefit due to the 2017 Tax Reform.

Trailing twelve-month gross customer revenue attrition for the quarter was 13.7%, an improvement of 110 basis points year-over-year, as the Company focused on higher quality customer additions and executed operational improvements to enhance customer service levels.

Trailing twelve-month customer revenue payback, which measures how many years it will take the Company to recover, via new revenue, its net expenditures on customer acquisitions and installation costs, improved to 2.5 years compared to 2.7 years in the fourth quarter of 2016. The improvement was the result of more targeted marketing and sales expenditures, efficiencies in installation costs, and increased up-front installation revenue.

Operating cash flow in the quarter was $330 million, up from $236 million from the same period last year. Free cash flow before special items was $22 million in the fourth quarter of 2017, up from negative $42 million in the same period last year. Fourth quarter 2017 cash net income totaled $76 million, an increase of $66 million over the prior year period. The year-over-year improvement in free cash flow before special items and cash net income was driven by EBITDA improvements, efficiency gains in SAC, and lower cash interest.

FULL YEAR 2017 RESULTS

On a full year basis, the Company reported total revenue of $4,316 million and M&S Revenue of $4,029 million, up 4% and 2%, respectively, when compared to 2016 pro forma results. Adjusted EBITDA increased by $176 million, or 8%, to $2,353 million. Net income was $343 million, up from a net loss of $285 million, and diluted earnings per share of $0.53, up from $(0.44) last year. Excluding special items, diluted earnings per share for the year was $(0.35) compared to $(0.20) in 2016. Operating cash flow was $1,592 million, up 39% year-over-year, and free cash flow before special items was $403 million, up from $331 million in 2016.

“Beyond our strong financial performance, we fully integrated legacy ADT and Protection One field operations during 2017. We deployed tools and processes to drive operational performance and we strengthened our customer focused culture within our direct and dealer channels. Our strong performance is the result of the hard work from the men and women at ADT throughout our local offices and call centers across North America. I am proud that our entire organization, our employees and our dealer partners, are laser focused on serving our customers,” said Whall.

CAPITAL STRUCTURE HIGHLIGHTS

Initial Public Offering - On January 23rd, 2018, the Company closed its initial public offering of 105 million shares of common stock, which generated gross proceeds of $1,470 million. The Company used these proceeds to redeem approximately $594 million of 2nd Lien Notes, to deposit $750 million into a segregated account for the purpose of redeeming the Koch Preferred Securities at a future date, and to pay related fees and expenses.
Quarterly Dividend - On March 15, 2018, the Company’s board of directors declared a cash dividend of $0.035 per share payable on April 5, 2018 to common stockholders of record on March 26, 2018.
Capital Structure - Pro forma for our initial public offering and use of proceeds, including the redemption of the Koch Preferred Securities, the ratio of the Company’s net debt to trailing twelve-month Adjusted EBITDA implied net leverage of 4.1x as of December 31, 2017. Cash and cash equivalents as of December 31, 2017 totaled $123 million.

2018 FINANCIAL OUTLOOK

The Company is providing the following financial guidance for 2018:

•	Total revenue between $4,450 million and $4,550 million

•	Adjusted EBITDA between $2,415 million and $2,435 million

•	Free cash flow before special items between $475 million and $525 million

•	Gross customer revenue attrition between 13.0% and 13.3%

(1) All variances are year-over-year unless otherwise noted. Adjusted EBITDA, Free Cash Flow before special items, Cash Net Income, net income or loss before special items, diluted earnings per share before special items, and net leverage ratio are non-GAAP measures. Refer to the “Non-GAAP Measures” section for the definitions of these terms and reconciliations to the most comparable GAAP measures.

Media Inquiries:	Investor Relations:
Jason Shockley tel: 561.322.7235 jshockley@adt.com	Jason Smith - ADT Sloan Bohlen - Solebury Communications tel: 817.928.1646 investorrelations@adt.com

Conference Call
Management will discuss the Company’s fourth quarter and full year 2017 results during a conference call and webcast today beginning at 8:30 a.m. (ET). The conference call can be accessed as follows:

•	By dialing 1-877-407-3982 (domestic) or 1-201-493-6780 (international) and requesting the ADT Fourth Quarter and Full Year 2017 Earnings Conference Call

•	Live webcast accessed through ADT’s website at investor.adt.com.
An audio replay of the conference call will be available from approximately 11:30 a.m. ET on March 15, 2018 until 11:59 p.m. ET on March 29, 2018, and can be accessed by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international), and providing the passcode 13676564, or by accessing ADT’s website at www.investor.adt.com. A slide presentation highlighting the Company’s results will also be available on the Investor Relations section of the Company’s website.

From time to time, the Company may use its website as a channel of distribution of material Company information. Financial and other material information regarding our Company is routinely posted on and accessible at http://investors.adt.com.
About ADT Inc.

ADT is a leading provider of security and automation solutions for homes and businesses in the United States and Canada, people on-the-go and their networks. Making security more accessible than ever before, and backed by 24/7 customer support, ADT is committed to providing superior customer service with a focus on speed and quality of responsiveness, helping customers feel more safe and empowered. ADT is headquartered in Boca Raton, Florida and employs more than 18,000 people in the United States and Canada.

NON-GAAP MEASURES
To provide investors with additional information in connection with our results as determined by generally accepted accounting principles in the United States (“GAAP”), we also disclose the following non-GAAP financial measures: Adjusted EBITDA, Supplemental Pro Forma Adjusted EBITDA (“Pro Forma Adjusted EBITDA”), Adjusted EBITDA margin, Free Cash Flow, Historical Combined Free Cash Flow, Cash Net Income, diluted earnings per share (“EPS”) before special items, and leverage ratio. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for net income, operating income, or any other operating performance measure calculated in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies.
We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about certain non-cash items and about unusual items that we do not expect to continue at the same level in the future, as well as other items. Further, we believe Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures. We believe the presentation of Pro Forma Adjusted EBITDA is appropriate to illustrate the effect that the ADT Acquisition had on our Adjusted EBITDA, assuming that such transaction took place on January 1, 2015.
We define Adjusted EBITDA and Pro Forma Adjusted EBITDA as net income or loss adjusted for (i) interest, (ii) taxes, (iii) depreciation and amortization, including depreciation of subscriber system assets and other fixed assets, amortization of dealer and other intangible assets, (iv) amortization of deferred costs and deferred revenue associated with subscriber acquisitions, (v) share-based compensation expense, (vi) purchase accounting adjustments related to fair value of deferred revenue under GAAP, (vii) merger, restructuring, integration, and other costs, (viii) financing and consent fees, (ix) foreign currency gains/losses, (x) loss on extinguishment of debt, (xi) radio conversion costs, (xii) management fees and other charges, and (xiii) other non-cash items.
There are material limitations to using Adjusted EBITDA and Pro Forma Adjusted EBITDA. Adjusted EBITDA and Pro Forma Adjusted EBITDA do not take into account certain significant items, including depreciation and amortization, interest expense, income tax expense, and other adjustments which directly affect our net income. These limitations are best addressed by considering the economic effects of the excluded items independently, and by considering Adjusted EBITDA and Pro Forma Adjusted EBITDA in conjunction with net income as calculated in accordance with GAAP. The Adjusted EBITDA discussion above is also applicable to its margin measure, which is calculated as Adjusted EBITDA as a percentage of monitoring and related services revenue.
We define Free Cash Flow as cash from operating activities less cash outlays related to capital expenditures. We define capital expenditures to include purchases of property, plant, and equipment; capitalized costs associated with transactions in which we retain ownership of the security system; and accounts purchased through our network of authorized dealers or third parties outside of our authorized dealer network. Historical Combined Free Cash Flow is defined as cash from operating activities less cash outlays related to capital expenditures and reports, on a combined basis, the Historical Free Cash Flow results for the Company and The ADT Corporation, where applicable, for the periods presented. In arriving at Free Cash Flow and Historical Combined Free Cash Flow, we subtract cash outlays related to capital expenditures from cash from operating activities because they represent long-term investments that are required for normal business activities. As a result, subject to the limitations described below, Free Cash Flow and Historical Combined Free Cash Flow are useful measures of our cash available to repay debt, make other investments, and pay dividends. Historical Combined Free Cash Flow further adjusts for certain cash items that are consistent with adjustments included in the calculation of Adjusted EBITDA.

Free Cash Flow adjusts for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. Free Cash Flow is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted. These limitations are best addressed by using Free Cash Flow in combination with the GAAP cash flow numbers.
Cash Net Income is a non-GAAP measure that we present to provide additional information to investors about our operating performance. We define Cash Net Income as Adjusted EBITDA less (1) capitalized subscriber acquisition costs, (2) cash taxes, and (3) cash interest paid, including interest on our preferred securities. Given our capital intensive business model, high debt levels, and the fact we are a low cash income tax paying Company due to our significant net operating loss, the Company uses this measure to reflect the cash portion of such adjusted items mentioned above to further evaluate our operational performance. There are material limitations to using Cash Net Income. Cash Net Income does not take into account certain significant items, including depreciation and amortization, interest expense, income tax expense, and other adjustments which directly affect our net income. These limitations are best addressed by considering the economic effects of the excluded items independently, and by considering Cash Net Income in conjunction with net income or loss as calculated in accordance with GAAP.
Diluted EPS before special items is a non-GAAP measure that may be used from time to time and should not be considered a replacement for GAAP results. Diluted EPS before special items is defined as earnings per diluted share adjusted for (i) share-based compensation expense, (ii) purchase accounting adjustments related to fair value of deferred revenue under GAAP, (iii) merger, restructuring, integration, and other costs, (iv) financing and consent fees, (v) foreign currency gains/losses, (vi) loss on extinguishment of debt, (vii) radio conversion costs, (viii) management fees and other charges, (ix) other non-cash items, and (x) the impact these adjusted items have on the effective tax rate. The difference between net income or loss and diluted EPS before special items and net income or loss and diluted EPS (the most comparable GAAP measures) consists of the impact of the special items noted above on the applicable GAAP measure. The Company believes that diluted EPS before special items is one of several benchmarks used by analysts and investors who follow the industry for comparison of its performance with other companies in the industry, although our measure of diluted EPS before special items may not be directly comparable to similar measures reported by other companies. The limitation of this measure is that it excludes the impact (which may be material) of items that increase or decrease our reported operating income, operating margin, net income or loss and EPS. This limitation is best addressed by using the non-GAAP measure in combination with the most comparable GAAP measure in order to better understand the amounts, character and impact of any increase or decrease on reported results.
The leverage ratio may be presented as the ratio of Adjusted EBITDA to total debt. The leverage ratio is a useful measure of the Company’s credit position and progress towards leverage targets. Refer to the discussion on Adjusted EBITDA for a description of the differences between the most comparable GAAP measure. The calculation is limited in that the Company may not always be able to use cash to repay debt on a dollar-for-dollar basis.
The Company is not providing a quantitative reconciliation of our non-GAAP financial outlook to the corresponding GAAP information because the GAAP measures that we exclude from our non-GAAP financial outlook, other than those described above, are difficult to predict and are primarily dependent on future uncertainties. The GAAP measures excluded from our non-GAAP financial outlook for which we do not prepare a reconcilable GAAP forecast include the factors described above, where applicable.

FORWARD-LOOKING STATEMENTS
ADT has made statements in this press release and other reports, filings, and other public written and verbal announcements that are forward-looking and therefore subject to risks and uncertainties.  All statements, other than statements of historical fact, included in this document are, or could be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are made in reliance on the safe harbor protections provided thereunder. These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters.  Any forward-looking statement made in this press release speaks only as of the date on which it is made. ADT undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. Forward-looking statements can be identified by various words such as “expects,” “intends,” “will,” “anticipates,” “believes,” “confident,” “continue,” “propose,” “seeks,” “could,” “may,” “should,” “estimates,” “forecasts,” “might,” “goals,” “objectives,” “targets,” “planned,” “projects,” and similar expressions.  These forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to management.  ADT cautions that these statements are subject to risks and uncertainties, many of which are outside of ADT’s control, and could cause future events or results to be materially different from those stated or implied in this document, including among others, risk factors that are described in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(Unaudited)

	December 31,
	2017	2016
Assets
Current Assets:
Cash and cash equivalents	$123	$76
Current portion of restricted cash and cash equivalents	4	15
Accounts receivable trade, net	149	135
Inventories	86	90
Work-in-progress	21	19
Prepaid expenses and other current assets	73	53
Total current assets	456	388
Property and equipment, net	332	343
Subscriber system assets, net	2,893	2,837
Intangible assets, net	7,857	8,309
Goodwill	5,071	5,013
Deferred subscriber acquisition costs, net	282	179
Other assets	124	107
Total Assets	$17,015	$17,176

Liabilities and Stockholders' Equity
Current Liabilities:
Current maturities of long-term debt	$48	$40
Accounts payable	188	212
Deferred revenue	309	313
Accrued expenses and other current liabilities	351	287
Total current liabilities	896	853
Long-term debt	10,121	9,470
Mandatorily redeemable preferred securities	682	634
Deferred subscriber acquisition revenue	369	167
Deferred tax liabilities	1,377	2,118
Other liabilities	137	131
Total Liabilities	13,582	13,372
Total Stockholders' Equity	3,433	3,805
Total Liabilities and Stockholders' Equity	$17,015	$17,176
Note: amounts may not add due to rounding

ADT INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(Unaudited)

	For the Quarters Ended		For the Years Ended
	December 31,		December 31,
	2017	2016	2017	2016(a)	2016
	Actual	Actual	Actual	Pro Forma	Actual
Monitoring and related services	$1,012	$990	$4,029	$3,954	$2,748
Installation and other	93	61	286	212	202
Total Revenue	1,106	1,051	4,316	4,167	2,950
Cost of revenue (exclusive of depreciation and amortization shown separately below)	238	228	896	870	693
Selling, general and administrative expenses	286	298	1,209	1,239	859
Depreciation and intangible asset amortization	476	428	1,863	1,574	1,233
Merger, restructuring, integration, and other costs	11	23	65	86	394
Operating income (loss)	95	75	282	398	(229)
Interest expense, net	(179)	(184)	(733)	(750)	(521)
Other income (expense)	(3)	(12)	29	(52)	(52)
Loss before income taxes	(87)	(121)	(422)	(404)	(803)
Income tax benefit	725	36	764	119	266
Net income (loss)	$638	$(85)	$343	$(285)	$(537)

Net income (loss) per share:
Basic	$1.00	$(0.13)	$0.53	$(0.44)	$(0.84)
Diluted	$0.99	$(0.13)	$0.53	$(0.44)	$(0.84)

Weighted-average number of shares:
Basic	641	641	641	641	641
Diluted	641	641	641	641	641
Note: amounts may not add due to rounding
_______________________

(a)
Financial data for the year ended December 31, 2016 presented as supplemental pro forma herein reflects the acquisition of The ADT Security Corporation (“The ADT Corporation”) as if it had occurred on January 1, 2015.

ADT INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	For the Years Ended
	December 31,
	2017	2016
Cash Flows from Operating Activities:
Net income (loss)	$343	$(537)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and intangible asset amortization	1,863	1,233
Amortization of deferred subscriber acquisition costs and revenue, net	5	6
Amortization of unearned revenue fair value adjustment	—	63
Share-based compensation expense	11	5
Deferred income taxes	(777)	(273)
Provision for losses on accounts receivable and inventory	57	38
Loss on extinguishment of debt	4	25
Other non-cash items, net	43	60
Changes in operating assets and liabilities, net of the effects of acquisitions:
Accounts receivable, net	(60)	(34)
Inventories and work-in-progress	5	(9)
Accounts payable	(31)	(9)
Deferred subscriber acquisition costs	(165)	(145)
Deferred subscriber acquisition revenue	247	168
Other, net	46	27
Net cash provided by operating activities	1,592	618
Cash Flows from Investing Activities:
Dealer generated customer accounts and bulk account purchases	(653)	(407)
Subscriber system assets and deferred subscriber installation costs	(583)	(469)
Capital expenditures	(131)	(78)
Acquisition of businesses, net of cash acquired	(64)	(8,502)
Proceeds received from settlement of derivative contracts, net	—	42
Other investing	28	29
Net cash used in investing activities	(1,402)	(9,385)
Cash Flows from Financing Activities:
Proceeds from exercise of stock options	—	—
Proceeds from long-term borrowings	1,344	6,040
Proceeds received from issuance of preferred securities	—	659
Repayment of long-term borrowings	(725)	(1,393)
Equity capital contributions	—	3,662
Dividends	(750)	—
Deferred financing costs	—	(104)
Other financing	(12)	(35)
Net cash (used in) provided by financing activities	(143)	8,829

Effect of currency translation on cash	—	(1)

Net increase (decrease) in cash and cash equivalents	47	60
Cash and cash equivalents at beginning of period	76	16
Cash and cash equivalents at end of period	$123	$76
Note: amounts may not add due to rounding

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS
(Unaudited)

Adjusted EBITDA

	For the Quarters Ended		For the Years Ended
	December 31,		December 31,
	2017	2016	2017	2016(a)	2016
(in millions)	Actual	Actual	Actual	Pro Forma	Actual
Net income (loss)	$638	$(85)	$343	$(285)	$(537)
Interest expense, net	179	184	733	750	521
Income tax (benefit) expense	(725)	(36)	(764)	(119)	(266)
Depreciation and intangible asset amortization	476	428	1,863	1,574	1,233
Merger, restructuring, integration and other costs	11	23	65	86	394
Financing and consent fees	—	2	64	5	5
Foreign currency (gains) / losses	3	—	(24)	16	16
Loss on extinguishment of debt	—	12	4	28	28
Purchase accounting deferred revenue fair value adjustment	—	3	—	—	63
Other non-cash items	3	4	13	16	16
Radio conversion costs	3	8	12	68	34
Amortization of deferred subscriber acquisition costs and revenue, net	1	3	5	6	6
Share-based compensation expense	3	2	11	10	5
Management fees and other charges	7	5	28	20	14
Adjusted EBITDA	$598	$553	$2,353	$2,177	$1,533
Adjusted EBITDA Margin (as percentage of M&S Revenue) (b)	59.1%	55.7%	58.4%	55.1%	55.8%
Note: amounts may not add due to rounding
_______________________

(a)	Financial data for the year ended December 31, 2016 presented as supplemental pro forma herein reflects the acquisition of The ADT Corporation as if it had occurred on January 1, 2015.

(b)	Adjusted EBITDA Margin as a percentage of M&S revenue for the quarter ended December 31, 2016 excludes $4M related to the purchase accounting deferred revenue fair value adjustment from M&S revenue.
Cash Net Income

	For the Quarters Ended		For the Years Ended
	December 31,		December 31,
(in millions)	2017	2016	2017	2016(a)	2016
	Actual	Actual	Actual	Pro Forma	Actual
Adjusted EBITDA	$598	$553	$2,353	$2,177	$1,533
Capitalized SAC	(288)	(284)	(1,154)	(1,234)	(852)
Cash taxes	(5)	(2)	(19)	(7)	(5)
Cash interest	(229)	(257)	(661)	(510)	(431)
Cash Net Income	$76	$11	$519	$426	$244
Note: amounts may not add due to rounding
_______________________

(a)	Financial data for the year ended December 31, 2016 presented as supplemental pro forma herein reflects the acquisition of The ADT Corporation as if it had occurred on January 1, 2015.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS (continued)
(Unaudited)

Free Cash Flow Before Special Items

	For the Quarters Ended		For the Years Ended		Historical Combined for the Year Ended December 31, 2016(a)
	December 31,		December 31,
(in millions)	2017	2016	2017	2016
	Actual	Actual	Actual	Actual	Pro Forma
Net cash provided by operating activities	$330	$236	$1,592	$618	$1,143
Dealer generated customer accounts and bulk account purchases	(167)	(148)	(653)	(407)	(583)
Subscriber system assets and deferred subscriber installation costs	(138)	(148)	(583)	(469)	(690)
Capital expenditures	(28)	(27)	(131)	(78)	(101)
Free Cash Flow	(3)	(87)	225	(337)	(231)
Financing and consent fees	—	2	64	29	29
Restructuring payments	4	16	25	54	57
Integration payments	7	5	21	13	13
Integration CAPEX	4	9	25	15	17
Management fees	5	5	20	13	13
Radio conversion costs	3	9	13	43	78
Merger costs	1	(2)	3	347	354
Other cash payments	1	1	7	1	1
Free Cash Flow before special items	$22	$(42)	$403	$178	$331
Note: amounts may not add due to rounding
_______________________

(a)	Historical Combined Free Cash Flow represents the mathematical additions of free cash flow of the Company and The ADT Corporation, where applicable, for the period presented.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS (continued)
(Unaudited)

Net (Loss) Income Before Special Items(b)

	For the Quarters Ended		For the Years Ended
	December 31,		December 31,
(in millions)	2017	2016	2017	2016(a)	2016
	Actual	Actual	Actual	Pro Forma	Actual
Net income (loss)	$638	$(85)	$343	$(285)	$(537)
Merger, restructuring, integration, and other costs	7	14	40	53	255
Financing and consent fees	—	1	56	3	3
Foreign currency (gains) / losses	2	—	(15)	10	10
Loss on extinguishment of debt	—	8	3	17	17
Radio conversion costs	2	5	8	42	21
Share-based compensation expense	3	2	10	8	5
Management fees	3	3	12	12	8
Purchase accounting deferred revenue fair value adjustment	—	2	—	—	39
Other	(1)	3	11	10	10
Tax Reform	(690)	—	(690)	—	—
Net (loss) income before special items	$(37)	$(47)	$(222)	$(129)	$(168)
Note: amounts may not add due to rounding
_______________________

(a)	Financial data for the year ended December 31, 2016 presented as supplemental pro forma herein reflects the acquisition of The ADT Corporation as if it had occurred on January 1, 2015.

(b)	Items have been presented net of tax where applicable.
Diluted EPS Before Special Items

	For the Quarters Ended		For the Years Ended
	December 31,		December 31,
	2017	2016	2017	2016(a)	2016
	Actual	Actual	Actual	Pro Forma	Actual
Diluted EPS (GAAP)	$0.99	$(0.13)	$0.53	$(0.44)	$(0.84)
Impact of special items(b)	(1.05)	0.06	(0.88)	0.24	0.58
Diluted EPS before special items	$(0.06)	$(0.07)	$(0.35)	$(0.20)	$(0.26)
Note: amounts may not add due to rounding
_______________________

(a)	Financial data for the year ended December 31, 2016 presented as supplemental pro forma herein reflects the acquisition of The ADT Corporation as if it had occurred on January 1, 2015.

(b)	Items have been presented net of tax where applicable.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS (continued)
(Unaudited)

Pro Forma Capital Structure

	December 31,
	2017	Transaction Adj.	2017
(in millions)	Actual(1)		Pro Forma
Revolver	$—	$—	$—
First Lien Term Loan	3,536	—	3,536
First Lien Notes	3,750	—	3,750
Capital Leases	41	—	41
Total First Lien Debt	7,327	—	7,327
Second Lien Notes	3,140	(594)	2,546
Preferred Securities	750	(750)	—
Total Debt + Preferred Securities	11,217	(1,344)	9,873
Cash	123	—	123
Net Debt + Preferred Securities	11,094	—	9,750
LTM Adjusted EBITDA	$2,353	$—	$2,353
Net Leverage Ratio	4.7x	(0.6x)	4.1x
Note: amounts may not add due to rounding
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(1) Debt amounts represent principal value.